NEWS COPY	INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Dee Johnson (314)719-1869

VIASYSTEMS WILL RELOCATE AND EXPAND ITS
E-M SOLUTIONS OPERATIONS IN MEXICO

ST. LOUIS, June 30, 2011 – Viasystems Group, Inc. (NASDAQ:VIAS) announced today that it will relocate its Electro-Mechanical (E-M) Solutions operations in Juarez, Mexico, to a new facility later this year, more than doubling its space to 205,000 square feet.

“The move to expanded manufacturing space in Mexico is the result of demand in the Americas for metal fabrication, assembly and integration services from customers in the industrial, medical and telecom markets,” said David M. Sindelar, Chief Executive Officer of Viasystems. “The relocated facility will offer an expanded range of manufacturing capabilities including a state-of-the-art, large-format powder coat paint application system, precision sheet-metal capability, and increased capacity for backplane assembly. This investment supports reduced lead times while enhancing quality control and delivering improved costs,” Mr. Sindelar continued. “We’re moving only a very short distance, so our current employees will be able to come with us to the new plant. We expect to complete the move by year-end,” he said.

Viasystems’ E-M Solutions business provides enclosures, racks, cable harnesses, assembly, integration and testing of electronic products in a low-cost, vertically integrated business model with a focus on large, complex intermediate and finished industrial equipment.

Forward Looking Statements

Certain statements in this communication may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the Company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the Company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments, and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the annual report on form 10-K filed by Viasystems with the SEC on February 9, 2011 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of electronic equipment, and its E-M Solutions products and services integrate PCBs and other components into electronic equipment, including metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ 15,400 employees around the world serve more than 800 customers in the automotive, industrial and instrumentation, telecom, computer/datacom and military/aerospace markets. For additional information about Viasystems, please visit the Company’s website at www.viasystems.com.